Exhibit 99.2

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991

Press Release

Knoll, Inc. Announces Secondary Common Stock Offering

EAST GREENVILLE, PA, February 2, 2006 - Knoll, Inc. (NYSE: KNL) today announced that certain of its stockholders commenced a secondary offering of 10,300,000 shares of common stock under Knoll’s existing effective shelf registration statement. The offered shares of common stock are being sold by Warburg, Pincus Ventures, L.P., and Burton B. Staniar. The selling stockholders also intend to grant the underwriters of the secondary offering an option to purchase up to an additional 1,545,000 shares of common stock. Knoll will not issue any shares in the offering.

Goldman, Sachs & Co. and Banc of America Securities LLC will be joint book-running lead managers of the offering. Merrill Lynch & Co. and UBS Investment Bank will serve as co-managers of the offering. A preliminary prospectus supplement relating to the proposed offering may be obtained by contacting:

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Attn: Prospectus Department

212-902-1171

Banc of America Securities LLC

Capital Markets Operations

100 West 33rd Street, 3rd Floor

New York, NY 10001

Attn: Prospectus Fulfillment

dg.prospectus_distribution@bofasecurities.com

The offering is expected to price on or about February 14, 2006.

Contacts

Investors:	Barry L. McCabe
Senior Vice President and Chief Financial Officer
Tel 215-679-1301
bmccabe@knoll.com

Media:	David Bright
Vice President, Communications
Tel 212-343-4135
dbright@knoll.com